EXHIBIT 10.2

ENVIRONMENTAL PROCESSING AND COST SHARING AGREEMENT

This Environmental Cost Sharing Agreement (“Agreement”) is entered into as of ________________, 2010, by and among CADIZ INC. (“CADIZ”) and SANTA MARGARITA WATER DISTRICT (“SMWD”), each a “Party” and collectively the “Parties.”

RECITALS

A.           CADIZ and SMWD have agreed to the terms of a separate option agreement (the, “Option Agreement”), subject to environmental review and other conditions, with this Agreement serving as an exhibit to the Option Agreement.

B.           The Parties acknowledge and agree that other public water purveyors within six Southern California counties (Ventura, Los Angeles, Orange, Riverside, San Bernardino and San Diego) are evaluating their potential participation in the Project (as defined in herein and to be more particularly defined in the EIR (see Recital O)) as potential purchasers of Conserved Water.

C.           CADIZ owns and controls approximately 35,000 acres of land located in the Cadiz and Fenner valleys of San Bernardino County (the “Cadiz Property”).

D.           San Bernardino County prepared an environmental impact report for the extraction of groundwater to provide water to overlying land uses in 1993 and approved an agricultural project for the Cadiz Property.

E.           Metropolitan Water District (“MWD”) and CADIZ jointly proposed a conjunctive use project for the Cadiz Property whereby surplus foreign water from the Colorado River would be stored beneath the Cadiz Property and delivered to MWD, and in 2002 the United States Department of Interior (the “DOI”) issued a record of decision and granted a right of way over federal lands for the proposed project.  In connection with these efforts, an environmental analysis of the conjunctive use project was prepared but MWD elected not to proceed with such project and the environmental impact report was not certified.

F.           In 2005-2006, CADIZ retained the environmental firm, PCR, to update the earlier environmental analysis referenced in Recital E and PCR found that there were no material changes in environmental conditions.

G.           In January of 2009, the United States Secretary of Interior opined that the rights of the railroad right of way secured by written agreement between CADIZ and the Arizona/California Railroad could be used to transport water without further action by the DOI.

H.           On May 14, 2009, CADIZ entered into a memorandum of understanding with the Natural Heritage Institute, whereby CADIZ pledged to operate any water project on the Cadiz Property on a long-term sustainable basis and to avoid environmental harm.

I.           In January of 2010, Professor John Sharp from the University of Texas completed his peer review of the methodologies used in the calculation of hydraulic conductivity for carbonate limestone prevalent in the Fenner Valley.

J.           Layne Christensen collected field data through the drilling of three wells in the Fenner Valley to establish the extent of alluvial thickness and hydraulic conductivity and it completed its work in February of 2010.

K.           In March of 2010, CH2MHILL completed an evaluation of hydrologic conditions within the Fenner Valley and the Orange Blossom Watersheds that are up-gradient to the Cadiz Property and it has opined that more than 32,000 acre-feet of annual recharge could be safely conserved and extracted from the Cadiz Property.

L.           In April of 2010, CH2MHILL completed an evaluation of subsurface conditions up-gradient from the proposed well-field for the Project and prepared and calibrated a computer model that demonstrated it is reasonable to conclude that more than 30,000 acre-feet per year flows through the Fenner Gap.

M.           In April of 2010, Geoscience completed its update of its earlier studies undertaken in connection with the MWD/Cadiz proposal in 2002 and further performed an independent evaluation of the subsurface conditions existing within the Fenner Gap and concluded that the CH2MHILL finding that more than 30,000 acre-feet is reasonable and available..

N.           In June of 2010, Professor John Sharp peer reviewed the CH2MHILL findings and conclusions regarding the quantity of annual recharge and the reasonableness that more than 30,000 acre-feet per year flows through the Fenner Gap, determining them both to be reasonable.

O.           The Parties intend to conserve groundwater and manage the available groundwater supply in accordance with the directives stated by the California Supreme Court in City of Los Angeles v. City of San Fernando (1975) 14 Cal.3d 199 thereby withdrawing any temporary surplus required to obtain optimal groundwater water levels and to manage extractions within the long-term safe annual yield.

P.           Pursuant to the Option Agreement, an Environmental Impact Report (“EIR”) will be prepared to assess the environmental impacts of the Project (as defined below and to be more particularly defined in the EIR).

Q.           The Parties desire to enter into an agreement to fairly and equitably share certain environmental, engineering and other costs related to the environmental review and compliance process and other state and federal approvals required to satisfy conditions necessary to implement the Project as defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual promises set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  The following terms shall have the meaning as set forth below.

(a)           Environmental Costs and Eligible Environmental Costs.  “Environmental Costs” shall mean all out-of-pocket costs reasonably incurred by any Party for goods or services provided by third parties for any environmental review, process or assessment performed for the purpose of complying with CEQA, NEPA and applicable federal, state and agency regulations implementing those statutes and all costs incurred in obtaining any permit, approval, authorization, opinion, assessment or agreement pursuant to the Endangered Species Act (“ESA”), the California Endangered Species Act (“CESA”), the public trust doctrine or any other federal or state environmental resource protection law or applicable federal or state regulations implementing same, including the costs of studying or designing any mitigation required to comply with CEQA, NEPA, ESA, CESA or any other federal or state resource protection law or applicable federal or state regulations implementing same, but excluding any Excluded Costs.  “Eligible Environmental Costs” shall consist of only those Environmental Costs identified in an approved Budget and those unbudgeted Environmental Costs that are reasonably incurred for pre-approved activities but exceed the approved budget (including approved change orders), provided that budgeted Eligible Environmental Costs shall not exceed $1,000,000.

(b)           Environmental Litigation Costs.  “Environmental Litigation Costs” shall mean all costs reasonably incurred by any Party to defend any litigation that challenges, in whole or in part, compliance with applicable environmental laws and regulations or applicable federal or state regulation implementing same.

(c)           Environmental Mitigation Costs.  “Environmental Mitigation Costs” shall mean all costs of mitigation in making the water available for delivery to the Colorado River Aqueduct (“CRA”), including but not limited to, costs for goods and/or services provided by third parties and for use of in-house resources, including real or personal property or personnel, to design, construct, build, purchase, finance, administer, manage or operate any mitigation measure as a result of the environmental review process.  “Environmental Mitigation Costs” shall specifically exclude “Service Area Mitigation Costs” as defined in Section 4.2.

(d)           Excluded Costs.  Notwithstanding anything to the contrary herein, the following costs shall be excluded from the definitions of Environmental Costs and Eligible Environmental Costs and will not be subject to cost-sharing absent a separate written agreement between the Parties:  Hydrologic studies completed prior to the date of this Agreement, including but not limited to Layne-Christensen, CH2MHILL, Geoscience, Professor Sharp, Environmental Litigation Costs, any costs related to a subject matter that is beyond the scope of this Agreement, each Party’s internal costs, including overhead and review costs, Environmental Mitigation Costs, and Service Area Mitigation Costs.

(e)           Project.  For purposes of environmental review, “Project” shall have the meaning set forth in Exhibit “A” to this Agreement.

1.2           Rules of Construction and Word Usage.  Unless the context clearly requires otherwise, the Recitals to this Agreement are a part of this Agreement to the same extent as the Articles; the Exhibits attached to this Agreement are incorporated by reference and are to be considered part of the terms of this Agreement; the plural and singular numbers include the other; the masculine, feminine, and neuter genders include the others; “shall,” “will,” “must,” and “agrees” are each mandatory; “may” is permissive; “may not” is prohibitory; “or” is not exclusive; “includes” and “including” are not limiting; and “person” includes any natural person or legal entity.

ARTICLE 2
MANAGEMENT AND ADMINISTRATION

2.1           Lead Agency.  SMWD will act as the lead agency for environmental review of the Project (the “Lead Agency”) pursuant to California Resources Code, sections 21002.1 and 21067, and the CEQA Guidelines, section 15051(d).  Responsible agencies pursuant to California Resources Code, section 21069, may include other parties that subsequently elect to acquire Conserved Water from the Project and the County of San Bernardino (“Responsible Agencies”).

2.2           Responsibility.

(a)           Primary Responsibility.  The Lead Agency and each Responsible Agency shall have the discretion to approve or reject the proposed Project and to certify the EIR.

(b)           Cooperation.  The Parties will cooperate and consult with each other Party and each Responsible Agency with a view to assuring the timely and proper completion of all environmental reviews and assessments contemplated by the Project.

(c)           Preparation of Administrative Draft.  CADIZ will exercise good faith and best efforts in selecting competent professionals and consultants to perform the tasks that are necessary and prudent to implement the environmental review of the Project, such selection to be made with the consent of SMWD which shall not be unreasonably withheld or delayed. CADIZ will assume primary responsibility for causing the retention of a qualified expert to prudently prepare an administrative draft of environmental documents, studies, analyses, and reports sufficient to allow SMWD to exercise its independent judgment in accordance with its statutory duties to evaluate the EIR upon review of the Project in compliance with all applicable laws.

(d)           Reservation of Discretion. SMWD retains its complete and unfettered discretion to review the adequacy of the information presented by CADIZ and its experts and to exercise its complete and unfettered discretion to approve or disapprove the EIR and the Project following the completion of environmental review.

2.3           Budget.  Within sixty (60) days from the date of execution of this Agreement, the Parties will develop a budget, retain estimates from qualified consultants to complete the required work and a schedule for completion of environmental review.  The Parties will exercise good faith and best efforts to agree upon the budget.  However, the approved budget of all Eligible Environmental Costs shall not exceed $1,000,000.

2.4           Consultants’ Work.  The Parties acknowledge and agree that upon completion of the environmental process: (i) all studies, reports, analyses, and plans shall be the joint property of CADIZ, on the one hand, and the Lead Agency, on the other hand and (ii) without further permission, consent of any Party or additional compensation, CADIZ will be entitled to copies of all such studies, reports, analyses and plans that are prepared or relied upon during environmental review of the Project.

2.5           Managers.

(a)           Designation of Contract Managers.  In order to facilitate and implement this Agreement, the contract manager designated by each Party herein shall be responsible for managing and implementing that Party’s performance hereunder.  Any Party may change its designated contract manager at any time by prior written notice to the other Parties.  The initial contract managers are:

For SMWD:                      ____________________________

For CADIZ:                      ____________________________

(b)           Communications.  All correspondence, notices or other matters related to this Agreement, including payments, shall be directed to the appropriate contract manager designated above.

ARTICLE 3
ENVIRONMENTAL COSTS AND LITIGATION COSTS

3.1           Cost Sharing Percentages.  All Eligible Environmental Costs will be allocated and shared among CADIZ and SMWD in accordance with this Section 3.1:

(a)           Up to $125,000 of the Eligible Environmental Costs shall be borne by SMWD, subject to the paragraph below.

(b)           The remainder of the Eligible Environmental Costs shall be borne by CADIZ, subject to the paragraph below.

Each Responsible Agency shall bear its own environmental review and process costs, without limitation, and shall not have any cost-sharing responsibility under this Agreement.  However, the Parties acknowledge that CADIZ may, in its discretion, enter into option agreements and secure revenue that may be contributed towards Environmental Costs.

3.2           Payment of Environmental Costs.  All Eligible Environmental Costs will be estimated by CADIZ in advance and invoiced to SMWD by CADIZ.  Payment of the Eligible Environmental Costs, as incurred, shall be made in the following order of priority:

(a)           CADIZ shall pay up to $500,000 of the Eligible Environmental Costs by (i) depositing the lesser of $250,000 or 25% of the estimated Eligible Environmental Costs on the effective date of this Agreement, and (ii) paying the balance up to an aggregate of $500,000 of the Eligible Environmental Costs as incurred and as invoiced by CADIZ.

(b)           After CADIZ has paid $500,000 of the estimated Eligible Environmental Costs as provided above, then SMWD shall pay twenty-five percent (25%) of the Eligible Environmental Costs by paying such costs as incurred and invoiced by CADIZ (limited, however, to a cumulative maximum of $125,000 for SMWD).

(c)           Each Party’s share of Eligible Environmental Costs and payments towards such share shall be maintained and accounted for in order to conduct reconciliations to such accounts time to time as agreed to by the Parties.

(d)           Each Party’s share of unexpected Eligible Environmental Costs that are projected to exceed the cap of $1,000,000 will be subject to further written authorization by the Parties but will be funded in accordance with the allocation percentages set forth in Section 3.1 above.

3.3           Environmental Litigation Costs.  The Parties agree to cooperate, to proceed with reasonable diligence, and to use reasonable best efforts in evaluating potential proceedings challenging the legality, validity or enforceability of any term of this Agreement.  Each Party shall bear its own Environmental Litigation Costs incurred in connection with any such defense, except as such Party may otherwise agree pursuant to a joint defense agreement between or among one or more of the other Parties.  Moreover, each Party may determine in its own complete discretion that it does not wish to assume the cost of defense.  In such case, CADIZ shall have the unilateral right to fund the declining Party’s portion of the Environmental Litigation Costs in addition to its own and the declining Party shall also participate in the defense.

3.4           Credit or Reimbursement of Eligible Environmental Costs.

(a)           If SMWD approves the Project and elects to proceed with the Project, CADIZ will provide SMWD with a credit towards its subsequent purchase of water or storage in the Project pursuant to its Option Agreement in an amount equal to the unreimbursed Eligible Environmental Costs paid by SMWD.

(b)           If SMWD approves the Project, but CADIZ elects not to proceed with the Project, CADIZ will reimburse SMWD in an amount equal to the unreimbursed Eligible Environmental Costs paid by SMWD.

(c)           If SMWD certifies the EIR but does not approve the Project and therefore does not proceed with the Project, CADIZ will reimburse SMWD in an amount equal to the unreimbursed Eligible Environmental Costs paid by SMWD.

ARTICLE 4
ENVIRONMENTAL MITIGATION COSTS

4.1           Environmental Mitigation Costs.  CADIZ will be responsible for payment of all Environmental Mitigation Costs, subject to CADIZ’ termination rights under Article 6.

4.2           Service Area Mitigation Costs.  Notwithstanding anything to the contrary herein, SMWD will be responsible for all costs of mitigation within its water service area (“Service Area Mitigation Costs”).

ARTICLE 5
DISPUTE RESOLUTION

5.1           Disputes.  The Parties or their delegates shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation involving, as and when appropriate, the general manager or chief executive officer of each of the Parties.  Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved pursuant to Section 5.2.

5.2           Arbitration.  Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS.  If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, either Party may request JAMS to appoint a single, neutral arbitrator.  The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of selection of the arbitrator.  In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California.  All discovery shall be governed by the CCP with all applicable time periods for notice and scheduling provided therein being reduced by one-half.  The arbitrator may establish other discovery limitations or rules.  The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages.  The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and either Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision.  The losing Party shall pay all costs and expenses of the arbitration; provided, however, if neither Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

ARTICLE 6
TERM AND TERMINATION

6.1           Term.  This Agreement shall commence as of the effective date of the Option Agreement, and shall continue until terminated by mutual agreement of all of the Parties, pursuant to Section 6.3, or as to any particular Party, if applicable, pursuant to Section 6.2.

6.2           Termination of Participation by SMWD.

(a)           Voluntary Termination.  SMWD may elect to terminate its participation in this Agreement, and thus the Project, at any time upon written notice to the other Parties (“Termination Notice”).  The Termination Notice will be effective on the date on which CADIZ receives such Termination Notice (“Termination Date”).

(b)           Other.  This Agreement shall also terminate upon SMWD’s withdrawal of its participation in the Project.  “Withdrawal” shall mean, whether voluntary or involuntary, any of the following:  (i) the failure of SMWD to timely pay its share of the Eligible Environmental Costs, (ii) the failure of SMWD to complete its environmental review of the Project, or (iii) the failure of SMWD to approve its participation in the Project.

(c)           Effect upon Termination of Participation.

(i)           SMWD shall not be responsible for costs subject to the cost-sharing arrangement incurred after the Termination Date, but shall continue to be responsible for costs subject to the cost-sharing arrangement incurred prior to the Termination Date.

(ii)           SMWD forfeits all rights accruing under this Agreement as of the Termination Date.

6.3           Termination by CADIZ.  CADIZ may terminate this Agreement if it makes a good faith determination that either:

(a)           The projected Environmental Mitigation Costs will exceed $10 million, subject to CADIZ providing written notice to the other Party for purposes of exploring potential cost-sharing arrangements between and among the parties for the Environmental Mitigation Costs; or

(b)           The Project is infeasible, in which case CADIZ shall provide written notice of termination to all Parties and reimburse the Parties for the amounts paid by them pursuant to Section 3.1 or 3.2 and not otherwise reimbursed or credited pursuant to Section 3.4 hereof, up to the date of termination.

ARTICLE 7
GENERAL PROVISIONS

7.1           Release.  CADIZ expressly and knowingly fully and forever releases any claims, causes of actions, and remedies CADIZ may have against any Party arising out of this Agreement, except those arising out of or relating to: (i) CADIZ’ right to access to joint documents; (ii) CADIZ’ right to have the Agreement interpreted and rights of the Parties hereto declared; (iii) CADIZ’ right to enforce its right to reimbursement of costs as permitted in this Agreement; and (iv) CADIZ’ right to fund the legal defense of any Certified EIR.

7.2           Amendment.  This Agreement may be amended only by a written instrument signed by each of the Parties.

7.3           Attorney Fees.  If any Party commences a legal proceeding for any relief against any other Party arising out of this Agreement, the losing Party shall pay the prevailing Party’s legal costs and expenses, including, but not limited to, reasonable attorney fees and court costs, except as may otherwise be specified in the decision or order entered in said proceeding.

7.4           Authority.  Each Party represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Agreement.

7.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same Agreement after each party has signed such a counterpart.

7.6           Interpretation.  The provisions of this Agreement should be liberally interpreted to effectuate its purposes.  The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against either Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have their counsel review it.  Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa.  The word “including” means without limitation, and the word “or” is not exclusive.  Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of and the Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto.

7.7           Notice.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly provided: (i) when transmitted via e-mail; (ii) seventy-two (72) hours after the writing is deposited in the mail system of the United States Postal Service prepaid for standard or certified mail return receipt requested; or (iii) at 4:59 p.m. PDST on the Business Day after the writing is deposited with a national overnight delivery service, e.g., Federal Express, DHL Worldwide Express or United Parcel Service, postage prepaid, with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.  Notices shall be directed as indicated below, or as may be changed or supplemented from time to time by the recipient Party by giving the other Party written notice in the manner stated above.

If to CADIZ:                          CADIZ, Inc.
550 S. Hope Street, Suite 2850
Los Angeles, CA 90017
(213) 271-1600
(213) 271-1614 (facsimile)
Attn:  Scott Slater
sslater@bhfs.com

If to SMWD:                         Santa Margarita Water District
26111 Antonio Parkway
Rancho Santa Margarita, CA  92688
(949) 459-6601
(949) 459-6463 (facsimile)
Attn:  John Schatz
Jschatz13@cox.net

7.8           Good Faith.  The Parties agree to exercise their commercially reasonable best efforts and good faith to effectuate all the terms and conditions of this Agreement.

7.9           Other Instruments.  Each Party shall cause to be executed any further documents reasonably necessary in the opinion of the requesting Party.  The requesting Party shall pay the cost of the further documents, except that each Party shall pay its own attorney fees.

7.10           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except as restricted by this Agreement.

7.11           No Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

7.12           Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically stated in writing.  Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.  No waiver shall be binding unless executed in writing by the Party making the waiver.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“SMWD”                                           SANTA MARGARITA WATER DISTRICT

By:           ____________________________________
Title:        ____________________________________

“CADIZ”                                           CADIZ, INC.

By:           ____________________________________
Title:        ____________________________________

Exhibit “A”:                      Project Description

EXHIBIT A

PROJECT DESCRIPTION

A groundwater banking operation on the Cadiz Property for the purpose of conserving water that is presently evaporated from the Cadiz and Bristol Dry-Lakes and conjunctively managing imported surface water that is spread and stored for recovery in accordance with principles of prudent groundwater management and the standards established in City of Los Angeles v. City of  San Fernando..  As articulated by San Fernando, the proposed project would make new and reliable water available for irrigation, solar, municipal water supply, environmental and other beneficial uses by withdrawing temporary surplus and managing groundwater extractions consistent with the long-term safe yield for the groundwater basin.

This Project may conserve, store and deliver to public water systems: (a) native groundwater water conserved by reducing controllable losses from the aquifer system and implementing prudent groundwater management strategies, and (b) water imported from outside the property (probably from the Colorado River) and percolated to actively recharge the aquifer.  The Project will be conducted consistent with prevailing groundwater management methodology governed by three primary principles: (a) Recharge and extraction of native and imported water within the Property will be conducted in a manner that achieves and then maintains optimal, long-term, safe (sustainable) yield and conjunctive use of water; (b) Management of the groundwater levels will not result in harm to the aquifers, or cause material adverse changes in water quality, differential land subsidence, or impairment of habitats dependent upon near-surface expressions of groundwater (such as phreatophytic vegetation, wetlands or surface stream flows); and (c) The banked water will directly and indirectly result in restoration of unrelated aquatic ecosystems currently impaired by water development.

The Project is intended to achieve environmental restoration benefits through the banking of imported water for active recharge and its use for environmental restoration purposes.

Up to 1,000,000 acre-feet of available dewatered storage capacity will be managed and made available for groundwater banking.  Of this amount, 150,000 acre-feet of the dewatered storage capacity will be initially reserved for first priority Carry-Over Storage Accounts (the right to carry over from year to year unproduced groundwater).  These Carry-Over Storage accounts may be acquired by those parties holding Annual Quantity Rights and acquired for the storage of conserved water and for the storage of imported water.  Further, Supplemental Storage will be made available to store Annual Quantity Rights that cannot be delivered by Cadiz due to insufficient capacity in the CRA.

All native and imported water, whether conserved or stored, will be recovered and conveyed between the Cadiz Property and the CRA along an active railroad line that Cadiz has acquired from the Arizona & California Railroad.  The proposed well-field and pipeline will be sized to accommodate the expected long-term recoverable yield of conserved water from the Fenner Valley and Orange Blossom Watersheds and foreign water that is stored in wet years and recovered in dry-years.

The initial term of the Project will be 50 years.